Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 Nos. 333-201866 and 333-252777) of SeaChange International, Inc.; and

2)	Registration Statement (Form S-8 Nos. 333-175707, 333-201867, 333-210716, and 333-220912) of SeaChange International, Inc.,

of our report dated April 14, 2021 with respect to our audits of the consolidated financial statements of SeaChange International, Inc. as of January 31, 2021 and 2020 and for the years ended January 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2021.

/s/ Marcum llp

Philadelphia, Pennsylvania

April 14, 2021